GREAT-WEST LIFE & ANNUITY

INSURANCE COMPANY

A Stock Company

[8515 East Orchard Road]

[Greenwood Village, CO 80111]

[1-877-723-8723]

Contract, Rider and Endorsement Amendment

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (THE "COMPANY") HAS ISSUED THIS ENDORSEMENT (THE "ENDORSEMENT") TO AMEND THE CONTRACT, GUARANTEED LIFETIME WITHDRAWAL BENEFIT ("GLWB") RIDERS, TRADITIONAL IRA, ROTH IRA, PRE-SELECTED AND RESTRICTED BENEFICIARY OPTION, ENDORSEMENTS AND ANY OTHER RIDERS OR ENDORSEMENTS WHICH ATTACH TO THE CONTRACT. PROVISIONS OF THOSE DOCUMENTS NOT IN CONFLICT WITH THIS ENDORSEMENT REMAIN IN FULL FORCE AND EFFECT. WHERE THERE IS ANY CONFLICT BETWEEN THIS ENDORSEMENT AND THOSE DOCUMENTS, THE ENDORSEMENT PROVISIONS PREVAIL. THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS NOR ASSUME RESPONSIBILITY FOR ANY TAX CONSEQUENCES RESULTING FROM ANY OF THE PROVISIONS, PAYMENTS OR DISBURSEMENTS MADE AS A RESULT OF, OR CONTAINED IN, THIS ENDORSEMENT. PLEASE CONSULT A TAX PROFESSIONAL

AND FINANCIAL ADVISOR IF YOU ARE AFFECTED BY ANY PROVISIONS CONTAINED HEREIN.

Capitalized terms that are not defined in this Endorsement are defined or otherwise described in the Contract and/or GLWB Riders and/or Endorsements which attach to the Contract. As used in this Endorsement, the term Owner includes the term Joint Owner and/or original IRA Owner, if applicable

This Endorsement amends the Contract, Riders and Endorsements which attach to the Contract to give effect to provisions of the Setting Every Community Up for Retirement Enhancement Act of 2019 ("Secure Act") effective on January 1, 2020 as follows:

1.Distribution rules and payment of death benefits to non-spousal beneficiaries for tax qualified contracts and inherited IRAs are amended to remove "stretch" provisions and upon the death of an Owner or original IRA Owner, the non-spousal beneficiary may elect to receive the benefits as a single lump sum payment or take distributions of the entire amount over a period of no longer than ten years after the deceased Owner's date of death. Exceptions to the ten-year distribution rate are made for "eligible designated beneficiaries" as defined by the Secure Act. These include:

a)minor children until they reach the age of majority;

b)chronically ill beneficiaries as defined in the Code Section 7702B(c)(2);

c)disabled beneficiaries as defined in the Code Section 72(m)(7);

d)beneficiaries who are not more than ten years younger than the Owner.

2.The age for taking Required Minimum Distributions ("RMD") provided for in the Code is extended from age 70½ to age 72 for those born after June 30, 1949.

3.The maximum age for making contributions from earned income to a traditional IRA provide for in the Code has been removed and contributions from earned income may be made to a traditional IRA beyond the age of 70½.

This Endorsement, the Contract, and all Riders and other Endorsements attached to it are intended to comply with Section 72(s) of the Code and any other applicable federal or state law, rules or regulations. and will be interpreted accordingly. To the extent necessary to comply with applicable laws, rule and regulations, as amended from time to time, the Company reserves the right to amend these documents to remain in compliance with said requirements.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Endorsement.

[	]	[	]
[Richard Schultz],		[Edmund F. Murphy III],
[Secretary]		[President and Chief Executive Officer]

ICC20-Secureact